ARTHUR ANDERSEN LLP





	       REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Weyerhaeuser Mortgage Company:



We have examined management's assertion about Weyerhaeuser Mortgage Company and subsidiaries' (the Company) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS (USAP) and that the Company had in effect a fidelity bond policy of $15,000,000 as of and for the year ended December 31, 1995 and an errors and omissions policy in the amount of $12,000,000 for the four month period ended April 30, 1995 and $15,000,000 for the eight month period ended December 31, 1995, included in the accompanying Management's Assertion on Compliance With Minimum Servicing Standards. Management is responsible for the Company's compliance with those minimum servicing standards and for maintaining a fidelity bond and errors and omissions policy. Our responsibility is to express an opinion on management's assertion about the entity's compliance with the minimum servicing standards and the maintenance of a fidelity bond and errors and omissions policy based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned minimum servicing standards and that the Company had in effect a fidelity bond and errors and omissions policy as of and for the year ended December 31, 1995 is fairly stated, in all material respects.


					/s/ Arthur Andersen LLP


Los Angeles, California
February 13, 1996